Comparison of change in value of $10,000 investment in Dreyfus New Jersey Municipal Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                Dreyfus
              New Jersey
               Municipal         Lehman Brothers
 PERIOD           Bond             Municipal
               Fund, Inc.        Bond Index *

12/31/91         10,000            10,000
12/31/92         10,877            10,882
12/31/93         12,288            12,218
12/31/94         11,548            11,587
12/31/95         13,314            13,610
12/31/96         13,770            14,213
12/31/97         14,988            15,519
12/31/98         15,860            16,524
12/31/99         15,188            16,184
12/31/00         16,915            18,074
12/31/01         17,625            19,001

* Source: Lipper Inc.